Filed pursuant to Rule 424(b)(4)

Registration No. 333-269766

Prospectus Supplement No. 1

(To Prospectus dated February 14, 2023)

Mullen Automotive inc.

2,492,823,467 Shares of Common Stock

This Prospectus Supplement No. 1 (this “Supplement”) supplements information contained in the prospectus dated February 14, 2023 (the “Prospectus”), relating to the resale by selling stockholders of Mullen Automotive Inc., a Delaware corporation, of up to 2,492,823,467 shares of our common stock, par value $0.001 per share (the “Common Stock”).

The Offered Shares consist solely of shares of Common Stock issuable upon conversion of convertible notes issued to investors on November 15, 2022, shares of our Common Stock issuable upon exercise of warrants to purchase shares of our Common Stock, and shares of our Common Stock currently outstanding and issued to certain investors.

This Supplement modifies, supersedes and supplements information contained in the Prospectus with respect to certain selling stockholders. This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 16, 2023

SELLING STOCKHOLDERS

The number of shares of Common Stock beneficially owned as of February 8, 2023 by certain Selling Stockholders as disclosed in the Prospectus was inadvertently listed incorrectly. Accordingly, the Selling Stockholders table is being amended in its entirety as follows:

Name of Selling Securityholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares of Common Stock Owned After Offering if Greater than 1%
Esousa Holdings, LLC(1)	489,222,059	901,021,101	458	*
Acuitas Capital, LLC(2)	479,629,043	883,354,057	3	*
Michael Friedlander(3)	2,398,127	4,416,736	0	*
Jess Mogul(4)	23,981,461	44,167,721	0	*
Jim Fallon(5)	11,990,732	22,083,864	0	*
Davis-Rice Pty Limited(6)	239,814,503	441,676,994	0	*
Digital Power Lending, LLC(7)	73,518,756	132,503,118	1,574,396	*
Robert Bollinger(8)	51,069,546	51,069,546	0	*
John Masters(9)	2,560,707	2,560,707	0	*
AMFCO-4 LLC(10)	1,178,990	1,178,990	0	*
Armory Fund LP(10)	3,395,193	3,395,193	0	*
SEAPORT GLOBAL ASSET MANAGEMENT SPV SUB-SERIES A-2 LLC(10)	2,813,722	2,813,722	0	*
The Seaport Group LLC Profit Sharing Plan(10)	1,744,168	1,744,168	0	*
POLAR BEAR CAPITAL T21 LLC(10)	837,550	837,550	0	*

*	Represents less than 1%

(1)	Consists of (i) 458 shares of Common Stock issuable upon conversion of 458 shares of Series C Preferred Stock, (iii) 118,488,798 shares of Common Stock issuable upon full conversion of a Note (including conversion of interest accrued through April 9, 2023, which is 60 days after February 8, 2023), and (iii) 370,732,803 issuable upon exercise of Warrants, each of which may be deemed to be beneficially owned through Esousa Holdings, LLC by Michael Wachs, who serves as the sole Managing Member of Esousa Holdings, LLC. The address for Esousa Holdings, LLC and Michael Wachs is 211 E 43rd St, 4th Fl, New York, NY 10017.

(2)	Consists of (i) 3 shares of Common Stock issuable upon exercise of certain warrants, (ii) 116,165,493 shares of Common Stock issuable upon full conversion of a Note (including conversion of interest accrued through April 9, 2023, which is 60 days after February 8, 2023), and (iii) 363,463,547 issuable upon exercise of Warrants, which may be deemed to be beneficially owned by Terren Peizer, who serves as the Chief Executive Officer of Acuitas Capital LLC. The address for Acuitas Capital, LLC is 200 Dorado Beach Drive #3831, Dorado, Puerto Rico 00646.

(3)	Consists of (i) 580,823 shares of Common Stock issuable upon full conversion of a Note (including conversion of interest accrued through April 9, 2023, which is 60 days after February 8, 2023) and (ii) 1,817,304 shares of Common Stock issuable upon exercise of Warrants. The address for Michael Friedlander is 46 Tarryhill Rd, Tarrytown, NY 10591.

(4)	Consists of (i) 5,808,277 shares of Common Stock issuable upon full conversion of a Note (including conversion of interest accrued through April 9, 2023, which is 60 days after February 8, 2023) and (ii) 18,173,184 shares of Common Stock issuable upon exercise of Warrants. The address for Jess Mogul is 347 W 87 St, Apt 2R, New York, NY 10024.

(5)	Consists of (i) 2,904,139 shares of Common Stock issuable upon full conversion of a Note (including conversion of interest accrued through April 9, 2023, which is 60 days after February 8, 2023) and (ii) 9,086,593 shares of Common Stock issuable upon exercise of Warrants. The address for Jim Fallon is 137 West 83rd St, Apt 5W, New York, NY 10024.

(6)	Consists of (i) 58,082,742 shares of Common Stock issuable upon full conversion of a Note (including conversion of interest accrued through April 9, 2023, which is 60 days after February 8, 2023) and (ii) 181,731,761 shares of Common Stock issuable upon exercise of Warrants. Shares held by Davis-Rice Pty Limited may be deemed to be beneficially owned by Timothy Davis-Rice, who serves as the Director of Davis-Rice Pty Limited. The address for Davis-Rice Pty Limited is 4 Murchison Street, Mittagong, NSW 2575, Australia.

(7)	Consists of (i) 1,211,299 shares of Common Stock issuable upon conversion of 1,211,299 shares of Series C Preferred Stock, (ii) 363,097 shares of Common Stock issuable upon conversion of 363,097 shares of Series D Preferred Stock, (iii) 17,424,825 shares of Common Stock issuable upon full conversion of a Note (including conversion of interest accrued through April 9, 2023, which is 60 days after February 8, 2023) and (iv) 54,519,535 shares of Common Stock issuable upon exercise of Warrants, which may be deemed to be beneficially owned by David Katzoff, who serves as the Manager of Digital Power Lending, LLC. Digital Power Lending, LLC is a wholly owned subsidiary of Ault Global Holdings, Inc. The address for Digital Power Lending, LLC is 940 South Coast Drive, Ste 200, Costa Mesa, CA 92626.

(8)	The address for Robert Bollinger is c/o Bollinger Motors, Inc., 14925 W. 11 Mile Road, Oak Park, MI 48237.

(9)	The address for John Masters is c/o Bollinger Motors, Inc., 14925 W. 11 Mile Road, Oak Park, MI 48237.

(10)	The address for AMFCO-4 LLC, Armory Fund LP, SEAPORT GLOBAL ASSET MANAGEMENT SPV SUB-SERIES A-2 LLC, The Seaport Group LLC Profit Sharing Plan and POLAR BEAR CAPITAL T21 LLC is c/o Seaport Global Asset Management, LLC, 360 Madison Avenue, 23rd Floor, New York, NY 10017.